Exhibit 99.1

Thomas C. Baker Joins Connection (CNXN) as CFO

MERRIMACK, N.H.--(BUSINESS WIRE)--February 28, 2019--Connection (PC Connection, Inc.; NASDAQ: CNXN), an industry-leading technology solutions provider of a full range of information technology (IT) solutions to business, government, and education markets, announced today that Thomas C. Baker has joined the Company as Senior Vice President, Chief Financial Officer, and Treasurer reporting to Timothy McGrath, President and Chief Executive Officer.

Mr. Baker’s appointment is effective on March 1, 2019. Prior to joining Connection, Mr. Baker served as Corporate Vice President and Chief Financial Officer for the New Markets and Service Group at Applied Materials, Inc. since 2013. He previously served as Vice President of finance for Varian Semiconductor Equipment Associates from 2006 to 2013, and successfully led the finance integration following the acquisition of Varian Semiconductor of Applied Materials in 2011. Mr. Baker launched his career as a public accountant with Price Waterhouse after receiving a Bachelor of Science degree in accounting from Babson College.

“We are pleased to welcome Tom to the Connection team,” said Mr. McGrath. “Tom’s years of large public company experience, including building cohesive financial teams, M&A knowledge, and product portfolio management will be a significant benefit to Connection.”

About Connection

PC Connection, Inc. and its subsidiaries, dba Connection®, (www.connection.com; NASDAQ: CNXN) is a Fortune 1000 company headquartered in Merrimack, NH. With offices throughout the United States, Connection delivers custom-configured computer systems overnight from its ISO 9001:2015 certified technical configuration lab at its distribution center in Wilmington, OH. In addition, the Company has over 2,500 technical certifications to ensure it can solve the most complex issues of its customers. Connection also services international customers through its GlobalServe subsidiary, a global IT procurement and service management company. Investors and media can find more information about Connection at http://ir.connection.com.

Connection – Business Solutions (800.800.5555), operating through our PC Connection Sales Corp. subsidiary, is a rapid-response provider of IT products and services serving primarily the small- and medium-sized business sector. It offers more than 425,000 brand-name products through its staff of technically trained sales account managers, publications, and its website at www.connection.com.

Connection – Enterprise Solutions (561.237.3300), www.connection.com/enterprise, operating through our MoreDirect, Inc. subsidiary, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and access to over 425,000 products and 1,600 vendors through TRAXX™, a proprietary cloud-based eProcurement system. The team’s engineers, software licensing specialists, and project managers help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

Connection – Public Sector Solutions (800.800.0019), operating through our GovConnection, Inc. subsidiary, is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, publications, and online at www.connection.com/publicsector.

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CONTACT:
Corporate Communications Contact:
Lynn MacKenzie, 603.683.2278
lynn.mackenzie@connection.com

Investor Relations Contact:
Colin McGuinness, 603.683.2339
Director of Finance
colin.mcguinness@connection.com